Exhibit 99.1

29903 Agoura Road, Agoura Hills, California 91301	Julie MacMedan
Telephone: 818 871-5000 Fax: 818 871-7400	THQ/Investor Relations
818/871-5125

THQ ANNOUNCES INTENTION TO OFFER $90 MILLION OF CONVERTIBLE SENIOR NOTES

AGOURA HILLS, Calif. — July 28, 2009 - THQ Inc. (NASDAQ: THQI) today announced its intention to commence an offering, subject to market and other conditions, of $90 million aggregate principal amount of convertible senior notes.  The notes would be due in 2014 and are to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.  The interest rate, conversion rate, and other terms of the notes are to be determined by negotiations among THQ and the initial purchaser of the notes.   THQ has also granted to the initial purchaser of the notes the right to purchase up to an additional $10 million aggregate principal amount of notes to cover overallotments.

THQ intends to use all of the net proceeds of this offering for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

The notes have not been, and will not be, registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About THQ

THQ Inc. (NASDAQ: THQI) is a leading worldwide developer and publisher of interactive entertainment software. The company develops its products for all popular game systems, personal computers and wireless devices. Headquartered in Los Angeles County, California, THQ sells product through its global network of offices located throughout North America, Europe and Asia Pacific. More information about THQ and its products may be found at www.thq.com and www.thqwireless.com. THQ, THQ Wireless, and their respective logos are trademarks and/or registered trademarks of THQ Inc.

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to whether or not THQ will offer the notes or consummate the offering, the anticipated terms of the notes and the offering, and the anticipated use of the proceeds of the offering.  These forward-looking statements are based on current expectations, estimates and projections about the business of THQ Inc. and its subsidiaries (collectively referred to as “THQ”) and are based upon management’s beliefs and certain assumptions made by management.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive and technological factors affecting the operations, markets, products, services and pricing of THQ.  Unless otherwise required by law, THQ disclaims any obligation to update its view on any such risks or uncertainties or to revise or publicly release the results of any revision to these forward-looking statements.  Readers should carefully review the risk factors and the information that could materially affect THQ’s financial results, described in other documents that THQ files from time to time with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the fiscal period ended March 31, 2009, and particularly the discussion of risk factors that may affect results of operations set forth therein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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